[Stokes & Company, P.C. Letterhead]


                                  April 3, 2000


The  Storm  High  Performance  Sound  Corporation
626  Hwy  17  West,
Pembroke,  Ont.,  K8A  7G9

Gentlemen:

We consent to the use of our report dated February 29, 2000, with respect to the financial statements of The Storm High Performance Sound Corporation that are made part of this Current Report on Form 8K.


/s/  Stokes  &  Company,  P.C.

Stokes  &  Company,  P.C.
Washington,  D.C.